SEABOARD CORPORATION

                      9000 West 67th Street
                  Shawnee Mission, Kansas 66202


            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         APRIL 24, 2000




   Notice is hereby given that the 2000 Annual Meeting of Stockholders of Seaboard Corporation, a Delaware corporation, will be held at the Sheraton Newton Hotel, 320 Washington Street, Newton, Massachusetts, on Monday, the 24th day of April, 2000, at 10 o'clock in the forenoon for the following purposes:

   1.    To elect four Directors of the Company.

   2. To consider and act upon the selection of KPMG LLP as independent auditors of the Company.

   3. To transact any other business which may properly come before the meeting, or any adjournment thereof.

   The  close  of  business on Friday, March 3,  2000,  has  been fixed  as  the  record  date  for determination  of  stockholders
entitled  to notice of, and to vote at, the Annual Meeting.   The
books for the transfer of stock will not be closed.

   If  you  do not expect to be present personally at the  Annual
Meeting, please sign, date and return the enclosed proxy in the enclosed addressed envelope.


                              By    order   of   the   Board   of
                              Directors,



                              MARSHALL L. TUTUN, Secretary

March 10, 2000


                      SEABOARD CORPORATION
                      9000 West 67th Street
                 Shawnee Mission, Kansas  66202

                         PROXY STATEMENT
                 ANNUAL MEETING OF STOCKHOLDERS
                         APRIL 24, 2000

                                                   March 10, 2000

  This Proxy Statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders of Seaboard Corporation (the "Company") to be held on April 24, 2000, and at any adjournment thereof, for the purposes set forth in the foregoing Notice of Annual Meeting.
  The close of business on Friday, March 3, 2000, has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting, and at any adjournment thereof.
  This Proxy Statement is first being sent to stockholders on or about March 23, 2000. The consolidated financial statements of the Company for the fiscal year ended December 31, 1999, together with corresponding consolidated financial statements for the fiscal year ended December 31, 1998, are contained in the Annual Report which is mailed to stockholders herewith.
  Proxies in the form enclosed are solicited by the Board of Directors of the Company. Any stockholder giving a proxy in the enclosed form has the power to revoke it at any time before it is exercised. A stockholder's right to revoke his or her proxy is not limited by, or subject to, compliance with any specified formal procedure. He or she may revoke his or her proxy by delivering a written revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.
A proxy in such form, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the direction of the stockholder. Where a choice is not so specified, the shares represented by the proxy will be voted "for" the election of the nominees for Director listed herein and "for" ratification of the selection of KPMG LLP as independent auditors of the Company. The Board of Directors does not know of any matters which will be brought before the meeting other than those specifically set forth in the Notice of Annual Meeting. However, if any other matter properly comes before the meeting, it is intended that the persons named in the enclosed form of proxy, or their substitutes acting thereunder, will vote on such matter in accordance with their best judgment.
  Votes cast at the Annual Meeting will be tabulated by persons duly appointed to act as inspectors of election for the Annual Meeting. The inspectors of election will treat shares represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the inspectors of election will treat shares of stock represented by "broker non-votes" as present for purposes of determining a quorum. Broker non-votes are proxies with respect to shares held in record name by brokers or nominees, as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote, (ii) the broker or nominee does not have discretionary voting power under applicable national securities exchange rules or the instrument under which it serves in such capacity, and (iii) the record holder has indicated on the proxy card or otherwise notified the Company that it does not have authority to vote such shares on that matter.
  A favorable plurality of votes cast is necessary to elect members of the Board of Directors. Accordingly, abstentions or broker non-votes as to the election of Directors will not affect the election of the candidates receiving the plurality of votes.
  The remaining proposals set forth herein require the affirmative vote of the majority of the shares present. Shares represented by broker non-votes as to such matters are treated as not being present for the purposes of such matters, while abstentions as to such matters are treated as being present but not voting in the affirmative. Accordingly, the effect of broker non-votes is only to reduce the number of shares considered to be present for the consideration of such matters, while abstentions will have the same effect as votes against the matter.
  The Company will bear all expenses in connection with the solicitation of proxies, including preparing, assembling, and mailing of the Proxy Statement.
  The Company had 1,487,519.75 shares of Common Stock, $1.00 par value, outstanding and entitled to vote as of March 3, 2000. A majority, or 743,760 of such shares, constitutes a quorum for the Annual Meeting.

                     PRINCIPAL STOCKHOLDERS

  The following table sets forth the number of shares of the Company's Common Stock beneficially owned by stockholders owning more than five percent of such Common Stock as of January 31, 2000. Unless otherwise indicated, all beneficial ownership consists of sole voting and sole investment power.

   Name and Address                                         Percent
   of Beneficial Owner                Amount of Stock       of Class

   Seaboard Flour Corporation(1)       1,120,511.75           75.3
   822 Boylston Street
   Suite 301
   Chestnut Hill, MA 02467

   Franklin Mutual Advisors, LLC(2)       92,940.00            6.3
   51 John F. Kennedy Parkway
   Short Hills, NJ 07078

(1) Mr. H. Harry Bresky, President of the Company, and his brother Otto Bresky, Jr. own and have sole voting power over 3,402.25 shares and 78,418.83 shares, respectively, of the Common Stock of Seaboard Flour Corporation. These individuals and other members of the Bresky family, including trusts created for their benefit, have beneficial ownership of 216,478.83 shares, or 94.9%, of the Common Stock of Seaboard Flour Corporation. Such family members in addition have beneficial ownership of a total of 34,815 shares, or 2.3%, of the Company's Common Stock which is not included in the amount owned by Seaboard Flour Corporation. Because of such ownership of Common Stock of Seaboard Flour Corporation by the Bresky family, Mr. H. Harry Bresky may be deemed to have indirect beneficial ownership of the Common Stock of the Company held by Seaboard Flour Corporation.
(2) Beneficial ownership by Franklin Mutual Advisors, LLC (formerly Franklin Mutual Advisors, Inc.) is based on an amended Schedule 13G that was filed with the Securities and Exchange Commission on January 18, 2000. According to the
 Schedule 13G, these securities are beneficially owned by one or more open-ended investment companies or other managed accounts which, pursuant to advisory contracts, are advised by FMA. FMA disclaims any economic interest or beneficial ownership in these securities.

  Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during fiscal 1999 all reports of ownership required under Section 16(a) of the Securities Exchange Act of 1934 for Directors and executive officers of the Company and beneficial owners of more than 10% of the Company's Common Stock have been timely filed.



                 ITEM 1:  ELECTION OF DIRECTORS

  The Board of Directors has fixed the number of Directors at four. Unless otherwise specified, proxies will be voted in favor of the election as Directors of the following four persons for a term of one year and until their successors are elected and qualified. All nominees are currently Directors. Mr. H. Harry Bresky has served as a Director continuously since 1959, and was reelected by the stockholders at the last annual meeting. Mr. H. Harry Bresky is the father of Mr. Steven J. Bresky. Mr. Joe E. Rodrigues has served as a Director since 1990 and was reelected by the stockholders at the last annual meeting. Mr. Thomas J. Shields has served as a Director since 1992 and was reelected by the stockholders at the last annual meeting. Mr. David A. Adamsen has served as Director since 1995 and was reelected by the stockholders at the last annual meeting. There are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was nominated. As of January 31, 2000, the four nominees beneficially owned securities of the Company in the amounts shown:

                                                            Amount of Stock (1)

                                                             Common    Percent
     Name         Principal Occupations and Positions         Stock   of Class

H. Harry Bresky   Director and President,
  Age 74          Seaboard  Corporation;                         5,611(2) 0.4
                  President, Treasurer and Director,
                  Seaboard Flour Corporation.

Joe E. Rodrigues  Director (since 1990) and Member of Audit        200    0.01
  Age 63          Committee (since 1992), Executive Vice
                  President and Treasurer, Seaboard
                  Corporation.

Thomas J. Shields Director and Chairman of Audit Committee          39    0.003
  Age 52          (since 1992),Seaboard Corporation;
                  President (since  1991), Shields &
                  Company, Inc., investment banking  firm;
                  Director (since 1999), Clean   Harbors
                  Environmental Services, Inc., environmental services company; Director (since 1997),
                  B.J.'s Wholesale Club, Inc., warehouse
                  merchandising company;  Director  (since
                  1996), Versar, Inc., environmental consulting company.

David A. Adamsen  Director and Member of Audit  Committee  (since    0    0
  Age 48          1995), Seaboard Corporation; Vice President -
                  Sales and Marketing, Northeast Region
                  (since 1999) Vice President of Special Projects
                  (1998 to 1999), Dean Foods Company, dairy specialty-food processor and distributor;
                  President and General Manager (1986 to 1998),
                  Penny Curtiss Baking Co., bakery processing plant; Vice President - Manufacturing
                  (1994 to 1998), The Penn Traffic Co., retail and wholesale food distribution company. (3)

Beneficial ownership of all Directors and executive officers as a
group (10 individuals).                                          8,388(4) 0.6

(1) The number of shares shown in this table does not include indirect beneficial ownership of Common Stock of the Company attributable to Mr. H. Harry Bresky's ownership of Seaboard Flour Corporation stock as more fully described under the Principal Stockholders section herein. Mr. H. Harry Bresky had record and beneficial ownership of 3,402.25 shares (1.49%) of the outstanding Common Stock of Seaboard Flour Corporation as of January 31, 2000. In addition, 98,383 shares are held in various Trusts for the benefit of Mr. Bresky's issue. Except for certain annuities to be received from four of the Trusts, Mr. Bresky disclaims any beneficial ownership of these shares.
(2) These shares exclude 5,285 shares (0.4% of the class) held by Mr. H. Harry Bresky's wife, and annuities to be received by her from four of the trusts referred to in (1) above, as to which Mr. Bresky disclaims any beneficial interest.
(3) On March 1, 1999, The Penn Traffic Co. announced that it had filed in the Bankruptcy Court for the District of Delaware a petition for relief under Chapter 11 of the United States Bankruptcy Code seeking to implement a prenegotiated financial restructuring with the holders of its senior and subordinated notes.
(4) In addition to the ownership of shares by the individuals shown in this table, these shares include 2,538 shares (0.2% of class) owned by Mr. Steven J. Bresky. No other executive officer named in the Executive Compensation and Other Information section herein owns any shares.

  In case any person or persons named herein for election as Directors are not available for election at the Annual Meeting, proxies may be voted for a substitute nominee or nominees, as well as for the balance of those named herein. Management has no reason to believe that any of the nominees for the election as Director will be unavailable.



        COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

  The Audit Committee consists of three members: Messrs. Thomas J. Shields, David A. Adamsen and Joe E. Rodrigues, all of whom are nominees for Director listed herein. The primary function of the Audit Committee is to ensure the effectiveness of the Company's internal control structure and financial reporting process. The Company has no nominating or compensation committee.
  The Board of Directors held nine meetings in fiscal 1999, six of which were telephonic meetings. Other actions of the Board of Directors were taken by unanimous written consent as needed. The Audit Committee held two meetings in fiscal 1999. Each Director attended more than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which he served.
  Each non-employee Director receives $5,000 quarterly and an additional $1,500 per meeting of the Audit Committee of the Board.

          EXECUTIVE COMPENSATION AND OTHER INFORMATION

  The following table shows all compensation earned, during the fiscal years indicated, by the Chief Executive Officer and the four other highest paid executive officers of the Company for such period in all capacities in which they have served:



                                  SUMMARY COMPENSATION TABLE
                                     Annual Compensation
Name                                                Other (3)        (4)
and                                (1)       (2)      Annual       All Other
Principal                         Salary    Bonus  Compensation  Compensation
Position                  Year     ($)       ($)       ($)           ($)

H. Harry Bresky           1999   650,000   500,000    49,228         4,800
President                 1998   603,399   400,000    46,651         4,800
(Chief Executive Officer) 1997   558,963   400,000     7,786         4,800

Joe E. Rodrigues          1999   494,697   250,000    29,551         4,800
Executive Vice President  1998   484,308   225,000    27,509         4,800
and Treasurer             1997   451,819   200,000     7,786         4,800

Rick J. Hoffman           1999   355,538   200,000    19,551         4,800
Vice President            1998   338,279   175,000    20,123         4,800
                          1997   298,801   200,000     6,838         4,800

Steven J. Bresky          1999   274,020   150,000    15,017         4,800
Vice President            1998   266,888   175,000    13,372         4,800
                          1997   243,771   150,000     3,549         4,800

Robert L. Steer           1999   251,692   200,000    12,385         4,800
Vice President            1998   227,998   150,000     8,428         4,800
Chief Financial Officer   1997   173,701   100,000         -         4,800


(1) Salary includes amounts deferred at the election of the named executive officers under the Company's 401(k) retirement savings plan.
(2) Reflects bonus earned for each fiscal year presented. Includes amount of Mr. H. Harry Bresky's 1999 bonus deferred under the Executive Deferred Compensation Plan described herein.
(3) Other Annual Compensation earned represents benefits under the Supplemental Executive Retirement Plan described herein.
(4)     All    Other   Compensation   represents   the   Company
 contributions to the Company's 401(k) retirement savings plan on behalf of the named executive officers. Excludes perquisites and other benefits, unless the aggregate amount of such compensation exceeds the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the Named Executive Officer.



                        RETIREMENT PLANS

Executive Retirement Plan. The Seaboard Corporation Executive Retirement Plan (the "Executive Retirement Plan") provides retirement benefits for a select group of officers and managers including the Chief Executive Officer and the four other highest paid executive officers. Effective January 1, 1997, the Executive Retirement Plan provides that participants will accrue a benefit in an amount equal to 2.5% of the final average remuneration (salary plus bonus) of the participant multiplied by the years of service from January 1, 1997, reduced by the amount such participant has accrued under the Seaboard Corporation Pension Plan (described below) available to all full time employees of the Company, which benefit is payable beginning at normal retirement. Benefits under the plan are unfunded. As of December 31, 1999, all of the Named Officers are fully vested and have three years of service as defined in the Executive Retirement Plan. Under this Plan, the automatic form of benefit payment, for a married participant, is pursuant to a "50% Joint and Survivor Annuity." This means the participant will receive a monthly annuity benefit for his/her lifetime and an eligible surviving spouse shall receive a lifetime annuity equal to 50% of the participant's benefit. The automatic form of benefit payment for an unmarried participant is pursuant to a "Single Life Annuity." While these represent the automatic forms of payment, the Plan does allow optional forms under certain circumstances. The table below shows annual benefits by remuneration and years of service beginning with fiscal 1997.

                 EXECUTIVE RETIREMENT PLAN TABLE
              YEARS OF SERVICE FROM JANUARY 1, 1997

     REMUNERATION  15        20       25       30        35
     $ 125,000  27,800   37,100    46,300   55,600    64,900
     $ 150,000  32,900   43,800    54,800   65,700    76,700
     $ 175,000  40,500   54,000    67,500   81,100    94,500
     $ 200,000  49,900   66,500    83,100   99,800   116,400
     $ 225,000  59,300   79,000    98,700  118,600   138,300
     $ 250,000  68,700   91,500   114,400  137,300   160,200
     $ 300,000  87,400  116,500   145,600  174,800   203,900
     $ 400,000 124,900  166,500   208,100  249,800   291,400
     $ 450,000 143,700  191,500   239,400  287,300   335,200
     $ 500,000 162,400  216,500   270,600  324,800   378,900

  The benefits provided under the Executive Retirement Plan for years prior to 1997 are included in the Summary Compensation Table above, except with respect to Mr. H. Bresky, whose benefit is described below under Frozen Executive Retirement Plan Benefit.

Frozen Executive Retirement Plan Benefit. Mr. H. Bresky is 100% vested in an Executive Retirement Plan frozen effective December 31, 1996 in which he has accrued an annual benefit of $22,500 upon his retirement. Under this Plan, the automatic form of benefit payment is pursuant to a "Ten-year Certain and Continuous Annuity." This means Mr. Bresky will receive a monthly annuity benefit for his lifetime and should Mr. Bresky die while in the ten-year certain period, the balance of the ten-year benefit will be paid to his designated beneficiary. If Mr. Bresky dies while employed by the Company or after retirement, but before the commencement of benefits, monthly payments shall be made to Mr. Bresky's beneficiary in the form of a 100% joint and survivor benefit. While this is the form of payment, the Plan does allow optional forms under certain circumstances.
Seaboard Corporation Pension Plan. The Seaboard Corporation Pension Plan provides defined benefits for its domestic salaried and clerical employees. Beginning in fiscal 1997, each of the individuals named in the Summary Compensation Table participates in the Seaboard Corporation Pension Plan. Benefits under the plan are generally based upon the number of years of service and a percentage of final average remuneration (salary plus bonus) but are limited by federal law. As of December 31, 1999, all of the Named Officers are fully vested and have three years of service as defined in the Seaboard Corporation Pension Plan. Under this Plan, the automatic form of benefit payment, for a married participant, is pursuant to a "50% Joint and Survivor Annuity." This means the participant will receive a monthly annuity benefit for his/her lifetime and an eligible surviving spouse shall receive a lifetime annuity equal to 50% of the participant's benefit. The automatic form of benefit payment for an unmarried participant is pursuant to a "Single Life Annuity." While these represent the automatic forms of payment, the Plan does allow optional forms under certain circumstances. The table below shows benefits by remuneration and years of service.

                       PENSION PLAN TABLE
              YEARS OF SERVICE FROM JANUARY 1, 1997

REMUNERATION       15        20       25       30        35
$ 125,000       19,100   25,400    31,800   38,200    44,500
$ 150,000       23,400   31,200    39,000   46,800    54,600
$ 175,000       25,100   33,500    41,900   50,200    58,600
$ 200,000       25,100   33,500    41,900   50,200    58,600
$ 225,000       25,100   33,500    41,900   50,200    58,600
$ 250,000       25,100   33,500    41,900   50,200    58,600
$ 300,000       25,100   33,500    41,900   50,200    58,600
$ 400,000       25,100   33,500    41,900   50,200    58,600
$ 450,000       25,100   33,500    41,900   50,200    58,600
$ 500,000       25,100   33,500    41,900   50,200    58,600

Frozen Retirement Plan. Each of the individuals named in the Summary Compensation Table is 100% vested under a certain defined benefit plan which was frozen at December 31, 1993. A definitive actuarial determination of the benefit amounts was made in 1995. The annual amounts payable upon retirement after attaining age 62 under this predecessor defined benefit plan are as follows: H. Bresky $120,108, Rodrigues $61,602, Hoffman $32,063, S. Bresky $32,796 and Steer $15,490. Under this Plan, the automatic form of benefit payment, for a married participant, is pursuant to a "Ten-year Certain and Continuous Annuity." This means the participant will receive a monthly annuity benefit for his/her lifetime and should the participant die while in the ten-year certain period, the balance of the ten-year benefit will be paid to his/her designated beneficiary. If the participant dies while employed by the Company or after retirement, but before the commencement of benefits, monthly payments shall be made to the participants beneficiary for a period of ten years. While this is the automatic form of payment, the Plan does allow optional forms under certain circumstances.

Supplemental Retirement Plans. The Supplemental Executive Retirement Plan provides for cash compensation in an amount equal to 3% of a participant's annual compensation in excess of $160,000 (but not greater than $300,000 for 1997). Additionally, the amounts paid pursuant to this plan are grossed up to cover 100% of a participant's estimated income tax liability on the benefit. The amounts of benefits payable, including the gross up for taxes, under the Supplemental Executive Retirement Plan is reported in the Summary Compensation Table herein.
   In addition to the Supplemental Executive Retirement Plan, the Company has agreed to provide a supplementary pension benefit to Messrs. H. Bresky and Rodrigues. Mr. Rodrigues is entitled to a supplementary annual pension equal to 4% of his total compensation (base compensation and all prescribed allowances and bonuses) during his employment with the Company. As of January 1, 2000, Mr. Rodrigues was entitled to receive annual estimated benefits for his lifetime of $323,330 under this supplementary plan upon his retirement. Subsequent to his retirement, the benefit will increase annually based on the change in the Consumer Price Index. Mr. H. Bresky is entitled to a supplementary annual pension in the amount of $410,088 per year. Under this Plan, the automatic form of benefit payment is pursuant to a "Ten-year Certain and Continuous Annuity." This means Mr. Bresky will receive a monthly annuity benefit for his lifetime and should Mr. Bresky die while in the ten-year certain period, the balance of the ten-year benefit will be paid to his designated beneficiary. If Mr. Bresky dies while employed by the Company or after retirement, but before the commencement of benefits, monthly payments shall be made to Mr. Bresky's beneficiary for a period of ten years. Under these plans, payment of benefits commences with the executive's retirement from the Company.

Executive Deferred Compensation Plan. The Executive Deferred Compensation Plan requires the deferral of salary and bonus on a pre-tax basis for executives whose compensation exceeds the maximum allowable deductible amount under Section 162(m) of the Code ($1 million for 1999).

  None of the benefits payable under the aforementioned plans contain an offset for social security benefits.



   REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

   The following information is to provide shareholders and other interested parties with a clear understanding of the Company's philosophy regarding executive compensation and to provide insight behind fundamental compensation decisions.
  The Company maintains the philosophy that determination of compensation for its executive officers by the Board of Directors is primarily based upon a recognition that these officers are responsible for implementing the Company's long-term strategic objectives. The Company's goals with respect to its executive compensation policies described below are to attract and retain top executive employees.
  Base compensation and increases thereto for executive officers as presented in the Summary Compensation Table herein are determined by the following factors:

     Competitive salary ranges at or above the 50th percentile of a select group of comparable firms. This group is comprised of
 comparable   sized   firms  in  the  food   processing,   marine
 transportation, and grain industries. While this group contains some of the same firms listed in the peer group index in the total return graphs herein, it is not identical.
     The state of the economy, which includes such key economic factors as the Consumer Price Index for Urban Wage Earners ("CPI-W").
     The diversity and complexity of the Company's businesses.
     An assessment of corporate performance.
     An assessment of the officer's performance based on various competency factors and divisional or corporate results.

  As Chief Executive Officer, Mr. H. Harry Bresky's base compensation is determined by a review of the Company's progress in meeting its goals and objectives, and a survey of the select group of firms referenced above. An analysis of the data presented in this survey shows that the typical base compensation for Chief Executive Officers of these entities is comparable at about the 50th percentile to the base compensation paid to Mr. H. Harry Bresky.
  Discretionary bonuses for executive officers, including the Chief Executive Officer, are determined by the Board of Directors generally based on an annual assessment of the Company's financial performance, each officer's individual contribution to that performance and other discretionary factors in lieu of the formula set forth in the executive bonus plan which will not be followed for years after 1998. Furthermore, no executive officer may receive a bonus greater than 100% of his base compensation.
  Pursuant to Section 162(m) of the Internal Revenue Code, compensation in excess of $1 million paid to Mr. Bresky in 1999 is not deductible by the Company. The Board of Directors has considered the effect of Section 162(m) of the Code on the Corporation's executive compensation. As such, to assure that the Corporation does not lose deductions for compensation paid, the Board of Directors has adopted the Executive Deferred Compensation Plan described above, requiring the executive to defer receipt of any compensation in excess of $1 million that is not deductible.

  The  foregoing  report  has  been furnished  by  the  Board  of
Directors:

                         H. Harry Bresky
                        Joe E. Rodrigues
                        Thomas J. Shields
                        David A. Adamsen




                       COMPANY PERFORMANCE

  The Securities and Exchange Commission requires a five-year comparison of stock performance for the Company with that of an appropriate broad equity market index and similar industry index. The Company's Common Stock is traded on the American Stock Exchange, and one appropriate comparison is with the American Stock Exchange Market Value Index performance. Because there is no single industry index to compare stock performance, the companies comprising the Dow Jones Food and Marine Transportation Industry indices were chosen as the second comparison.
  The following graph shows a five-year comparison of cumulative total return for the Company, the American Stock Exchange Market Value Index and the companies comprising the Dow Jones Food and Marine Transportation Industry indices weighted by market capitalization for the five fiscal years commencing December 31, 1994, and ending December 31, 1999:

      COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG
SEABOARD CORPORATION, AMERICAN STOCK EXCHANGE MARKET VALUE INDEX,
  AND DOW JONES FOOD AND MARINE TRANSPORTATION INDUSTRY INDICES


                                                         American Stock
                Seaboard            Industry             ExchangeMarket
               Corporation           Index*                ValueIndex

  12/31/99         123                 165                    215
  12/31/98         266                 196                    166
  12/31/97         277                 201                    163
  12/31/96         167                 146                    135
  12/31/95         168                 126                    126
  12/31/94         100                 100                    100

     *   Industry   Index:    A  weighted   average   by   market
     capitalization  of the companies comprising  the  Dow  Jones
     Food and Marine Transportation Industry indices.

  The  total  cumulative return assumes that  the  value  of  the investment in the Company's Common Stock and each index was  $100 on December 31, 1994, and that all dividends were reinvested.




   COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The  Board of Directors has no compensation committee.  Messrs.
H. Bresky and Rodrigues are members of the Board of Directors of the Company and participate in decisions by the Board regarding executive compensation.
  The Company engages in shipping operations. Through wholly owned subsidiaries, the Company and Seaboard Flour Corporation provide certain services relating to these operations. Mr. H. Bresky is the President, Treasurer, Director and principal stockholder of Seaboard Flour Corporation. During fiscal year 1999, Carlos Shipping Limited, a wholly owned subsidiary of Seaboard Flour Corporation, paid the Company $58,333 for ship management fees. The Company paid Carlos Shipping Limited
$1,441,025 for time and voyage charter fees related to the vessel, MV African Azalea, from which Carlos Shipping Limited reimbursed $634,624 for ship operating costs advanced by the Company. The Company believes these fees to be prevailing market rates.
  In  August  1999  the Company purchased the MV  African  Azalea from Carlos Shipping Limited for $2.0 million. Prior to the Company's purchase of the MV African Azalea, the Company and Carlos Shipping Limited were indebted to each other during 1999 in varying amounts for expenses primarily related to chartering and management services. Interest was charged on such indebtedness related to the management services at the prime lending rate. The largest net amount outstanding during the year from Carlos Shipping Limited to the Company was $262,266 at March 27, 1999. The largest net amount outstanding during the year from the Company to Carlos Shipping Limited was $145,804 at May 1, 1999. No net amounts remain outstanding between the Company and Carlos Shipping Limited.
  During the Company's fiscal year ended December 31, 1999, the Company and Seaboard Flour Corporation were indebted to each other in varying amounts. Advances due from Seaboard Flour Corporation to the Company bear interest at the prime lending rate while advances due to Seaboard Flour Corporation from the Company bear interest at the Company's short-term borrowing rate. The largest net amount outstanding from the Company to Seaboard Flour Corporation during the year was $1,901,468 at November 27, 1999. The largest net amount outstanding from Seaboard Flour Corporation to the Company during the year was $5,418,545 at July 31, 1999. The net amount outstanding at January 31, 2000, was from the Company to Seaboard Flour Corporation in the amount of $16,922. Such borrowings were primarily used for working capital purposes.




           ITEM 2:  SELECTION OF INDEPENDENT AUDITORS

  The persons named in the accompanying proxy intend, unless otherwise instructed, to vote the proxies to ratify the selection of KPMG LLP, certified public accountants, as independent auditors of the Company for the next fiscal year. The selection of this firm has been recommended by the Audit Committee of the Board of Directors of the Company. The Company has been advised by such firm that neither it nor any member or associate has any relationship with the Company or with any of its affiliates other than as independent accountants and auditors. Submission to the stockholders of the selection of auditors is not required by the By-Laws, and the Directors would vote to select KPMG LLP as independent auditors of the Company even if not approved by the stockholders.
  Representatives of KPMG LLP will be present at the Annual Meeting with the opportunity to make any statement desired and will be available to answer questions from stockholders.



                          OTHER MATTERS

  The notice of meeting provides for the election of Directors, the selection of independent auditors and for the transaction of such other business as may properly come before the meeting. As of the date of this Proxy Statement, the Board of Directors does not intend to present to the meeting any other business, and it has not been informed of any business intended to be presented by others. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will take action and vote proxies, in accordance with their judgment of such matters.
  Action may be taken on the business to be transacted at the meeting on the date specified in the notice of meeting or on any date or dates to which such meeting may be adjourned.



                      STOCKHOLDER PROPOSALS

  Any stockholder proposals for consideration at next year's annual meeting of stockholders must be received by the Company at its executive offices, 9000 West 67th Street, Shawnee Mission, Kansas 66202, no later than November 11, 2000, except that if the next year's annual meeting date is changed by more than 30 calendar days from the regularly scheduled date, the Company must receive such a proposal within a reasonable time before the Board of Directors makes its proxy solicitation.



                     ADDITIONAL INFORMATION

  Any stockholder desiring additional information about the Company and its operations may, upon written request, obtain a copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K without charge. Requests should be directed to Shareholder Relations, Seaboard Corporation, 9000 West 67th Street, Shawnee Mission, Kansas 66202. The Company's Annual Report to the Securities and Exchange Commission on Form 10-K is also available on the Company's internet website at www.seaboardcorp.com.